Exhibit 99.1

PRESIDENT AND COO GLEN VAN TREEK TO RETIRE

Winnemucca, Nevada – May 1, 2025 – Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or the “Company”) announced today that Mr. Glen Van Treek, President, Chief Operating Officer and Director has decided to retire from the Company, effective immediately.

Mr. Van Treek has 35 years of experience in all stages of mineral exploration, engineering, and operations across multiple jurisdictions. He joined Paramount Gold Nevada in 2015 after it was spun out of Coeur Mining’s merger with Paramount Gold and Silver where he also served as President and COO. As COO Mr. Van Treek has been instrumental in progressing the Company’s two core assets, the Grassy Mountain Gold Project in Oregon and the Sleeper Gold Project in Nevada. His role in advancing Grassy Mountain through state and federal permitting stages has culminated in Oregon’s approval of its Environmental Evaluation in October 2024, marking the start of the 225-day legislated timeline for the submission of draft mining permits by the state permitting agencies.

Mr. Van Treek has entered into a consulting agreement to assist management in the transition period. Paramount CEO and Director, Ms. Rachel Goldman, will oversee permitting activities while Grassy Mountain moves through final permitting at the state and federal levels.

Paramount Chairman Rudi Fronk stated “I have known and worked with Glen at various times and on various projects in the Americas over the last 30 years and I have appreciated his wide industry knowledge and diligence. Due to his efforts, Grassy Mountain stands to be the first modern gold mine to be permitted in Oregon. The Board of Directors, shareholders and management of the Company owe him a debt of gratitude.”

Mr. Fronk continued “Against the backdrop of meaningful efforts to streamline permitting in the US, we expect that the progress we are making will lead to the Company securing all major permits for Grassy Mountain over the course of 2025.”

About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount holds a 100% interest in three projects: Grassy Mountain; Sleeper and Bald Peak.

The Grassy Mountain Gold Project (“Grassy”) consists of approximately 8,200 acres located on private and BLM land in Malheur County, Oregon. Grassy contains a gold-silver deposit (100% located on private land) for which results of a positive Feasibility Study have been released and key permitting milestones accomplished.

The Sleeper Gold Project is in Northern Nevada, the world’s premier mining jurisdiction. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,474 unpatented mining claims (approximately 44,917 acres).

The drill ready Bald Peak Project in Nevada consists of approximately 2,260 acres.

Safe Harbor for Forward-Looking Statements

This release and related documents may include “forward-looking statements” and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Words such as “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements. Forward-looking statements included in this news release include, without limitation, statements with respect to the timing and success of the permitting of the Grassy Mountain Gold Project. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the conclusions made in the feasibility study for the Grassy Mountain Gold Project (the “FS”); the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the FS; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain Gold Project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; the global epidemics, pandemics, or other public health crises, including the novel coronavirus (COVID-19) global health pandemic, and the spread of other viruses or pathogens and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.

Rudi Fronk, Chairman of the Board

Christos Theodossiou, Director of Corporate Communications

844.488.2233

Twitter: @ParamountNV